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Partners Trust Financial Group Announces Quarterly Dividend

Utica, N.Y., August 22, 2007 - Partners Trust Financial Group, Inc. (Nasdaq: PRTR), the holding company for Partners Trust Bank, announced today that its Board of Directors had declared a quarterly cash dividend of seven cents ($.07) per share on outstanding PRTR stock. The dividend is payable on September 28, 2007 to stockholders of record on September 4, 2007.

As previously announced, Partners Trust Financial Group, Inc. and M&T Bank Corporation entered into a definitive merger agreement pursuant to which M&T will acquire all of the outstanding shares of Partners Trust Financial Group, Inc. The transaction has been approved by the boards of directors of each company, is subject to certain conditions, including regulatory approval and approval by Partners Trust's stockholders, and is expected to close within six months of the date of the merger agreement.

Partners Trust Financial Group, Inc., headquartered in Utica, New York, is the holding company for Partners Trust Bank, which was founded in 1839. Partners Trust Bank offers a wide variety of business and retail banking products as well as a full range of investment and municipal banking services through its 33 Central and Southern New York locations in Oneida, Onondaga, Herkimer, Broome, Tioga and Chenango counties. Customers' banking needs are serviced 24 hours a day through a network of ATMs, automated telephone banking, and through the convenience of internet banking at its website, www.partnerstrust.com.

Contact: Partners Trust Financial Group, Inc.

John Zawadzki, President & CEO 315-738-4778

Steven A. Covert, Senior Executive VP & COO 315-738-4993

Amie Estrella, Senior VP, CFO and Corporate Secretary 315-731-5487